Exhibit 99.1

PRECIOUS INVESTMENTS INC IS CREATING AN ASSET BASED CRYPTO CURRENCY – “BitGems” BACKED BY ITS PORTFOLIO OF COLORED DIAMONDS.

Toronto, Ontario, Canada October 5, 2015 Precious Investments Inc. (OTC Pink Sheets: PNIK) On September 30, 2015, PNIK has entered into a Memorandum of Understanding (“MOU”) with Gulf Peal Ltd. and GoNumerical Ltd. (the “Consulting Firms”). The MOU outlines the details of creating and trading crypto currency called BitGems. The BitGems are the first asset based Ether coin on the cyber currency market, which will be values and supported by the color diamond portfolio in PNIK. To achieve this goal, PNIK has engaged the Consulting Firms under the terms of the MOU to develop and help with the crowdsale of BitGems crypto currency.

Under the MOU, PNIK will provide an asset portfolio of colored diamonds with a total appraised retail value of $5,000,000. The development of the BitGems crypto currency will use the next generation blockchain platform Ethereum (https://ethereum.org/). This platform will create 5,000,000 BitGems tokens valued at $1 each to correspond with the $5,000,000 color diamond asset.

The BitGems tokens will be available for sale to the general public, allowing investors to securely own part of the unique color diamond portfolio, which is assembled by the world’s experts in the color diamond market. The proceeds from the sale of BitGems will fund PNIK’s ability to expand its purchasing power of these unique color diamonds. The launch and the sale of BitGems will be done via various channels including proprietary website, which is being developed as part of the MOU. The website will include a catalog of the diamonds in the portfolio, a discussion forum and a section for the BitGems crowdsale. The crowdsale section provides instructions on how crowd members are to purchase BitGems tokens. The BitGems can be traded on the various crypto currency exchanges and will provide investors option to the BitCoin.

Dr. Nataliya Hearn, CEO of Precious Investments Inc. said: “We are very excited to be the first asset based ether coin (BitGems tokens) and allow people to own and trade a currency backed by a real asset. Every BitGems token represents a part of our color diamond portfolio and can be traded for any currency, including cryptocurrency such as Ether and Bitcoin, and can be redeemed for diamonds from PNIK’s portfolio. Given that the value of color diamonds has seen a steady appreciation of about 15% per year since 1950’s, BitGems will provide one of the most stable international investment instruments that are currently available. In a way, PNIK is creating a “Diamond Standard” in a new generation of world currencies.”

About Gulf Peal Ltd.

Shidan Gouran is a serial entrepreneur who Co-founded a provisional Canadian CLEC, developed an award winning PBX system and the first Smart TV solution powered by the Android operating system. He is currently the CEO of Gulf Pearl Ltd., an end-to-end product development agency, and Home Jinni Inc., an R&D company focused on developing real-time embedded software systems for the consumer electronics industry. He studied Pure Mathematics and Theoretical Physics at the University of Western Ontario.

About goNumerical Ltd.

Virgile Rostand is CEO of goNumerical Ltd.. He has over 10 years of experience as a software developer, financial engineer, risk manager, computer security expert, and project manager. He is the Founder and Managing Director of Coinsquare, a digital coin trading platform combining bitcoin, forex, precious metals, and other crypto-currencies. Coinsquare features advanced risk management controls, full order books, coin-to-coin instant transactions and very competitive trading fees. Virgile also holds a Ph.D. in Mathematics from Laval University and a Master of Mathematical Finance from the University of Toronto.

About Precious Investments Inc.

As of August 2015 Precious Investments Inc. has entered the color diamond trading business after purchasing a portfolio of wholesale colored diamonds for US$4 Million. PNIK was also a mineral exploration and exploitation company. On December 25, 2013, Precious entered into a Lease Assumption Agreement with Capital Gold Mining Resources SAS ("CGM"), a company domiciled in Bogota, Columbia, for concessions acquired by CGM for the mining operations of what is known as the Rafael mine. Mining concession contract No. 7092, registered with the Mining Registry on February 7, 2007, concerns the economic exploitation of gold, silver and concentrates located in the municipalities of San Rafael and San Carlos in the Department of Antioquia, Columbia. The concession contract covers an area of 233.5 hectares.

Forward Looking Statements:

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CONTACT: Media Contact:

Dr. Nataliya Hearn

drhearn@figoventures.com